Exhibit 4.4

WARRANT AGREEMENT

NORTH ASIA INVESTMENT CORPORATION

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

WARRANT AGREEMENT

Dated as of                     , 2008

WARRANT AGREEMENT

i

WARRANT AGREEMENT dated as of                     , 2008, between North Asia Investment Corporation, a Cayman Islands company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as Warrant Agent (the “Warrant Agent”).

WHEREAS, the Company has filed a Registration Statement on Form F-1 (the “Registration Statement”) with the Securities Exchange Commission in connection with an anticipated initial public offering (the “Initial Public Offering”), for the registration under the Securities Act of 1933, as amended (the “Act”), of 10,000,000 units (the “Units”), each consisting of one ordinary share, par value $0.0001 per share, of the Company (“Ordinary Shares”), and one warrant to purchase one Ordinary Share at an exercise price of $7.50 per share, subject to adjustment as described herein;

WHEREAS, the Company has agreed to issue (i) in a private placement to occur simultaneously with the closing of the Initial Public Offering, 2,125,000 warrants, each to purchase one Ordinary Share at an exercise price of $7.50 per share, subject to adjustment as described herein (the “Sponsor’s Warrants”) to Thomas Chan-Soo Kang (the “Sponsor”) and (ii) up to 11,500,000 warrants to purchase Ordinary Shares to be offered to the public pursuant to the Registration Statement (the “Public Warrants” and together with the Sponsor’s Warrants, the “Warrants”). The Ordinary Shares issuable on exercise of the Warrants are referred to as the “Warrant Shares”; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, transfer, exchange and exercise of Warrants and other matters as provided herein.

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions set forth hereinafter in this Agreement, and the Warrant Agent hereby accepts such appointment.

2. Warrant Certificates. The certificates evidencing the Warrants (the “Warrant Certificates”) to be delivered pursuant to this Agreement shall be in registered form only and shall be substantially in the form set forth in Exhibit A attached hereto and the warrant certificates for the Sponsor’s Warrants shall bear the legend set forth in Exhibit B except as set forth herein.

3. Execution of Warrant Certificates. Warrant Certificates shall be signed on behalf of the Company by its Chairman of the Board or Chief Executive Officer and Treasurer, Secretary or Assistant Secretary of the Company. Each such signature upon the Warrant Certificates may be in the form of a facsimile signature of the present or any future Chairman of the Board, Chief Executive Officer, Treasurer, Secretary or Assistant Secretary and may be imprinted or otherwise reproduced on the Warrant Certificates and for that purpose the Company may adopt and use the facsimile signature of any person who shall have been Chairman of the Board, Chief Executive Officer, Treasurer, Secretary or Assistant Secretary, notwithstanding the fact that at the time the Warrant Certificates shall be countersigned and delivered or disposed of he or she shall have ceased to hold such office.

In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer before the Warrant Certificates so signed shall have been countersigned by the Warrant Agent, or disposed of by the Company, such Warrant Certificates nevertheless may be countersigned and delivered or disposed of as though such person had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such officer. Warrant Certificates shall be dated the date of countersignature by the Warrant Agent.

4. Registration and Countersignature. Warrant Certificates shall be countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. The Warrant Agent shall, upon written instructions of the Chairman of the Board, the Chief Executive Officer, a Vice President, the Treasurer or the Chief Financial Officer of the Company, countersign, issue and deliver Warrants as provided in this Agreement.

The Warrant Agent shall maintain books (“Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

The Company and the Warrant Agent may deem and treat the registered holder(s) of the Warrant Certificates as the absolute owner(s) thereof (notwithstanding any notation of ownership or other writing thereon made by anyone), for all purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

5. Registration of Transfers and Exchanges; Transfer Restrictions. The Warrant Agent shall from time to time, subject to the limitations of this Section 4, register the transfer of any outstanding Warrant Certificates upon the records to be maintained by it for that purpose, upon surrender thereof duly endorsed or accompanied (if so required by the Warrant Agent) by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, duly executed by the registered holder or holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any such registration of transfer, a new Warrant Certificate shall be issued to the transferee(s) and the surrendered Warrant Certificate shall be cancelled by the Warrant Agent. Cancelled Warrant Certificates shall thereafter be disposed of by the Warrant Agent in its customary manner.

The Sponsor’s Warrants may not be sold or transferred until the date immediately following the date on which the Company completes its Initial Business Combination, except to a Permitted Transferee who agrees in writing with the Company to be subject to such transfer restrictions. As used herein, “Permitted Transferee” means any person who receives these securities through a sale or transfer that meets the following criteria: (i) to the Company’s officers, directors and employees and persons affiliated with Kang & Company, Ltd., in each case where the permitted transferee agrees to be bound by identical transfer restrictions, (ii) to relatives and trusts for estate planning purposes, (iii) by virtue of the laws of descent and distribution upon death and (iv) pursuant to a qualified domestic relations order in each case where the permitted transferee agrees to be bound by identical transfer restrictions.

The holders of any Sponsor’s Warrants or Warrant Shares issued upon exercise of any Sponsor’s Warrants further agree prior to any transfer of such securities, to give written notice to the Company expressing its desire to effect such transfer and describing briefly the proposed transfer. Upon receiving such notice, the Company shall present copies thereof to its counsel and the holder agrees not to make any disposition of all or any portion of such securities unless and until:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, in which case the legends set forth in Exhibit B or Section 6.3 hereof, as the case may be (collectively the “Legends”) with respect to such securities sold pursuant to such registration statement shall be removed; or

(ii) if reasonably requested by the Company, (A) the holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such Securities under the Securities Act, (B) the Company shall have received customary representations and warranties regarding the transferee that are reasonably satisfactory to the Company signed by the proposed transferee and (C) the Company shall have received an agreement by such transferee to the restrictions contained in the Legends.

Subject to the terms of this Agreement, Warrant Certificates may be exchanged at the option of the holder(s) thereof, when surrendered to the Warrant Agent at its principal corporate trust office, which is currently located at the address listed in Section 17 hereof, for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate a like number of Warrants. Any holder desiring to exchange a Warrant Certificate shall deliver a written request to the Warrant Agent, and shall surrender, duly endorsed or accompanied (if so required by the Warrant Agent) by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, the Warrant Certificate or Certificates to be so exchanged. Warrant Certificates surrendered for exchange shall be cancelled by the Warrant Agent. Such cancelled Warrant Certificates shall then be disposed of by such Warrant Agent in its customary manner.

The Warrant Agent is hereby authorized to countersign, in accordance with the provisions of this Section 5 and of Section 4 hereof, the new Warrant Certificates required pursuant to the provisions of this Section 5. In the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.1 Detachability of Warrants. Each Public Warrant shall initially be issued together with one Ordinary Share as a Unit.

The Ordinary Share and Public Warrant comprising a Unit shall not be separately transferable before the 35th day following the date of the final prospectus filed with the Securities and Exchange Commission upon the effectiveness of the Company’s Initial Public Offering unless Citigroup Global Markets Inc. informs the Company of its decision to allow earlier separate trading, in which case the Company shall notify the Warrant Agent of the effective date of the separation, subject to the Company having filed a Form 6-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the offering of the Units and having issued a press release announcing when such separate trading will begin (the later of such dates, the “Detachment Date”). Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Unit in which such Public Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, prior to the Detachment Date, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Public Warrant included in such Unit.

6. Terms of Warrants.

6.1 Exercise Price and Exercise Period. The initial exercise price per share that Warrant Shares shall be purchasable upon the exercise of Warrants (the “Exercise Price”) shall be $7.50 per share, subject to the adjustments provided in Section 11 hereof, and each Warrant shall be initially exercisable to purchase one Ordinary Share.

Subject to the terms of this Agreement (including without limitation Section 6.5 below), each Warrant holder shall have the right, which may be exercised commencing at the opening of business on the first day of the applicable Warrant Exercise Period set forth below and until 5:00 p.m., New York time, on the last day of such Warrant Exercise Period, to receive from the Company the number of fully paid and nonassessable Warrant Shares which the holder may at the time be entitled to receive on exercise of such Warrants and payment of the Exercise Price then in effect for such Warrant Shares or on a cashless basis pursuant to Section 6.4, if applicable. No adjustments as to dividends will be made upon exercise of the Warrants.

The “Warrant Exercise Period” shall (x) commence (subject to Section 6.5 below), on the later of: (i) the date that is one year from the date of the final prospectus for the Initial Public Offering or (ii) the date on which the Company completes its Initial Business Combination, and (y) end on the earlier of: (i) the date that is five years from the date of the final prospectus for the Initial Public Offering or (ii) the Business Day preceding the date on which such Warrants are redeemed pursuant to Section 6(b) below or expire pursuant to Section 6(f) below.

Except with respect to the right to receive the Redemption Price (as set forth in Section 6.2 hereunder) each Warrant not exercised or redeemed prior to 5:00 p.m., New York time, on the last day of the Warrant Exercise Period (the “Expiration Date”) shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time.

6.2 Redemption of Warrants. The Company may call the Warrants for redemption, in whole and not in part, at a price of $.01 per Warrant, upon not less than 30 days’ prior written notice of redemption to each Warrant holder, at any time after such Warrants have become exercisable pursuant to Section 6.1 and prior to the Expiration Date, if, and only if, (i) the Last Reported Sale Price (as defined below) has equaled or exceeded $13.75 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which the notice of redemption is sent to Warrant holders and (ii) at all times between the date of such notice of redemption and the redemption date a registration statement is in effect covering the Warrant Shares issuable upon exercise of the Warrants and a prospectus relating to those Warrant Shares is current and available.

The “Last Reported Sale Price” of the Ordinary Shares on any date of determination means:

(i)	the last reported sale price for the regular trading session (without considering after hours or other trading outside regular trading session hours) of the Ordinary Shares (regular way) on the American Stock Exchange on that date,

(ii)	if the Ordinary Shares are not listed for trading on the American Stock Exchange on that date, last reported sale price as reported in the composite transactions for the principal United States securities exchange on which the Ordinary Shares are so listed,

(iii)	if the Ordinary Shares are not so reported, the last quoted bid price for the Ordinary Shares in the over-the-counter market as reported by the OTC Bulletin Board, the National Quotation Bureau or similar organization, or

(iv)	if the Ordinary Shares are not so quoted, the average of the mid-point of the last bid and ask prices for the Ordinary Shares from at least three nationally recognized investment-banking firms that the Company selects for this purpose.

Warrants may be exercised for cash at any time after a notice of redemption shall have been given by the Company and prior to the time and date fixed for redemption; provided, however, that upon a call for redemption of Warrants by the Company, the Company shall have the right to require all holders of Warrants subject to redemption who exercise such Warrants after the Company’s call for redemption to do so on a cashless basis in accordance with the procedures set forth in Section 6.4.

Notwithstanding the foregoing, no Sponsor’s Warrants shall be redeemable at the option of the Company so long as they are held by the Sponsor or its Permitted Transferees; provided that the fact that the Sponsor’s Warrants are non-redeemable because of the reason described above shall not affect the Company’s right to redeem the Public Warrants and Sponsor’s Warrants that are not held by the Sponsor or its Permitted Transferees. On and after the redemption date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.3 Exercise Procedure. A Warrant may be exercised upon surrender to the Company at the principal stock transfer office of the Warrant Agent, which is currently located at the address listed in Section 17 hereof, of the certificate or certificates evidencing the Warrants to be exercised with the form of election to purchase on the reverse thereof duly filled in and signed and such other documentation as the Warrant Agent may reasonably request, and upon payment to the Warrant Agent for the account of the Company of the Exercise Price (adjusted as herein provided if applicable) or on a cashless basis pursuant to Section 6.4, if applicable, for the number of Warrant Shares in respect of which such Warrants are then exercised. Payment of the aggregate Exercise Price (unless on a cashless basis pursuant to Section 6.4) shall be made by certified check payable to the order of the Company in New York Clearing House Funds, or the equivalent thereof. In no event will any Warrants be settled on a net cash basis.

Subject to the provisions of Sections 6.5 and 7 hereof, upon such surrender of Warrants and payment of the Exercise Price or on a cashless basis pursuant to Section 6.4, if applicable, the Company shall issue and cause to be delivered with all reasonable dispatch to and in such name or names as the Warrant holder may designate, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrants. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Exercise Price or on a cashless basis pursuant to Section 6.4, if applicable.

The Warrants shall be exercisable, at the election of the holders thereof, either in full or from time to time in part and, in the event that a certificate evidencing Warrants is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the date of expiration of the Warrants, a new certificate evidencing the remaining Warrant or Warrants will be issued, and the Warrant Agent is hereby irrevocably authorized to countersign and to deliver the required new Warrant Certificate or Certificates pursuant to the provisions of this Section 6 and of Section 4 hereof, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose. The Warrant Agent may assume that any Warrant presented for exercise is permitted to be so exercised under applicable law and shall have no liability for acting in reliance on such assumption.

All Warrant Certificates surrendered upon exercise of Warrants shall be canceled by the Warrant Agent. Such canceled Warrant Certificates shall then be disposed of by the Warrant Agent in its customary manner. The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently pay to the Company all monies received by the Warrant Agent for the purchase of the Warrant Shares through the exercise of such Warrants.

The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the holders with reasonable prior written notice during normal business hours at its office. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may request.

Certificates evidencing Warrant Shares issued upon exercise of a Sponsor’s Warrant shall contain the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

SECURITIES EVIDENCED BY THIS CERTIFICATE WILL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

6.4 Cashless Exercise. The Sponsor’s Warrants may be exercised on a cashless basis by the Sponsor or its Permitted Transferees, at the holder’s election (the “Cashless Exercise Election”).

If the Company so elects pursuant to Section 6.2 (the Cashless Exercise Demand”), upon a call for redemption of the Warrants all holders of Warrants subject to redemption who exercise such Warrants shall do so on a cashless basis.

If the Sponsor or any Permitted Transferee makes a Cashless Exercise Election with respect to any Sponsor’s Warrants, as applicable, or if the Company makes a Cashless Exercise Demand with respect to the Warrants subject to redemption that the holders thereof have elected to exercise after the Company’s call for redemption, then upon surrender of such Warrants in accordance with Section 6.3, the Company shall issue and cause to be delivered with all reasonable dispatch to and in such name or names as the Sponsor or such Permitted Transferee or such Warrant holder, as the case may be, may designate, a certificate or certificates for the number of full Warrant Shares to be issued upon such cashless exercise, computed by using the following formula:

X =	(A)(Y)
(B)

X=	The Warrant Shares to be issued in connection with such cashless exercise to the holder of the Warrants being exercised.

Y=	The number of Warrant Shares underlying the Warrants being exercised.

A=	The value of one Warrant as of the date of the exercise, which shall be determined by using the following formula:

A = B - the Exercise Price

B=	The Fair Market Value of an Ordinary Share.

For purposes of this Section 6.4, the “Fair Market Value” of an Ordinary Share shall mean the average of the Last Reported Sale Prices for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants.

If the Company makes a Cashless Exercise Demand, the notice of redemption shall contain the information necessary to calculate the number of Warrant Shares to be received by Warrant holders upon exercise of the Warrants, including the Fair Market Value in such case.

6.5 Registration Requirement. Notwithstanding anything else in this Section 6, no Warrants (including the Sponsor’s Warrants) may be exercised unless at the time of exercise (i) a registration statement covering the Warrant Shares to be issued upon exercise (other than Warrant Shares to be issued upon exercise of any of the Sponsor’s Warrants) is effective under the Act, (ii) a prospectus thereunder relating to the Warrant Shares (other than Warrant Shares to be issued upon exercise of any Private Warrant) is current and available and (iii) such securities are qualified for sale or exempt from qualification under the applicable securities laws of the state or other jurisdiction in which the registered holder resides. In no event, however, may the Sponsor’s Warrants be exercised if a registration statement covering the Warrant Shares to be issued upon exercise of the Public Warrants is not effective or a prospectus relating thereto is not current and available. The Company shall use its best efforts to have a registration statement in effect covering Warrant Shares issuable upon exercise of the Warrants (other than Warrant Shares to be issued upon exercise of any of the Sponsor’s Warrants) from the date the Warrants become exercisable and to maintain a current prospectus relating to those Warrant Shares until the Warrants expire or are redeemed. In the event that, at the end of the Warrant Exercise Period, a registration statement covering the Warrant Shares to be issued upon exercise (other than Warrant Shares to be issued upon exercise of any of the Sponsor’s Warrants) is not effective under the Act, all the rights of holders hereunder shall terminate and all of the Warrants shall expire unexercised and worthless, and as a result purchasers of the Units will have paid the full Unit price solely for the Ordinary Share included in each Unit. In no event shall the Warrants be settled on a net cash basis nor shall the Company be required to issue unregistered shares upon the exercise of any Warrant that is not a Sponsor’s Warrant.

6.6 Expiry Upon Liquidation of Trust Account. If the Company is dissolved because it fails to effect a merger, share exchange, asset acquisition, plan of arrangement, recapitalization, reorganization or similar business combination (the “Initial Business Combination”) within (i) 18 months after the consummation of the Initial Public Offering, or (ii) if a letter of intent, memorandum of understanding, agreement in principle or definitive agreement with respect to an Initial Business Combination is executed with such 18-month period, 24 months after the consummation of the Initial Public Offering or (iii) if public shareholders approve an extension of the period of time to consummate an Initial Public Offering as described in the Registration Statement, 36 months after the consummation of the Initial Public Offering, all of the rights of holders hereunder shall terminate and all of the Warrants shall expire unexercised and worthless and as a result purchasers of the Units will have paid the full Unit purchase price solely for the Ordinary Share included in each Unit.

7. Payment of Taxes. The Company will pay all documentary stamp taxes attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the registered holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

8. Mutilated or Missing Warrant Certificates. In case any of the Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue and the Warrant Agent shall countersign, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence satisfactory to the Company and the Warrant Agent of such loss, theft or destruction of such Warrant Certificate and indemnity, also satisfactory to the Company and the Warrant Agent. Applicants for such new Warrant Certificates must pay such reasonable charges as the Company may prescribe.

9. Reservation of Warrant Shares. The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Ordinary Shares or its authorized and issued Ordinary Shares held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of Warrants, the maximum number of Ordinary Shares which may then be deliverable upon the exercise of all outstanding Warrants. The Warrant Agent shall have no duty to verify availability of such shares set aside by the Company.

The Company or, if appointed, the transfer agent for the Ordinary Shares (the “Transfer Agent”) and every subsequent transfer agent for any Ordinary Shares issuable upon the exercise of any of the Warrants will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the Transfer Agent and with every subsequent transfer agent for any Ordinary Shares issuable upon the exercise of the Warrants. The Warrant Agent is hereby irrevocably authorized to requisition from time to time from such Transfer Agent the stock certificates required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement. The Company will supply such Transfer Agent with duly executed certificates for such purposes. The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto, transmitted to each holder pursuant to Section 13 hereof.

Before taking any action which would cause an adjustment pursuant to Section 11 hereof to reduce the Exercise Price below the then par value (if any) of the Warrant Shares, the Company will take any commercially reasonable corporate action which may, in the opinion of its counsel (which may be counsel employed by the Company), be necessary in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Price as so adjusted.

The Company covenants that all Warrant Shares which may be issued upon exercise of Warrants will, upon payment of the Exercise Price therefor or on a cashless basis pursuant to Section 6.4, if applicable, issue and be fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

10. Obtaining Stock Exchange Listings; State Registration. The Company will from time to time take all commercially reasonable actions which may be necessary so that the Warrant Shares, immediately upon their issuance upon the exercise of Warrants, will be listed on the principal securities exchanges and markets within the United States of America, if any, on which other Ordinary Shares are then listed. To the extent that the Ordinary Shares are not listed on a national securities exchange or there is no exemption from state “blue sky” securities laws for the issuance of the Warrant Shares, the Company will take all commercially reasonable actions which may be necessary so that the Warrant Shares are registered in all states in which the holders of the Warrants reside.

11. Adjustment of Number of Warrant Shares.

11.1 Adjustments for Share Dividends and Split-Ups.

11.1.1 General. If after the effective date of the Registration Statement, and subject to the provisions of Section 12 below, the number of outstanding Ordinary Shares is increased by a stock dividend payable in Ordinary Shares, or by a split-up of Ordinary Shares, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding Ordinary Shares.

11.1.2 Extraordinary Dividend. If the Company, at any time during the Exercise Period, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Ordinary Shares (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (w) as described in Sections 11.1.1, 11.2 or 11.4, (x) regular quarterly or other periodic dividends, (y) in connection with the conversion rights of the holders of Common Stock upon consummation of the Company’s initial Business Combination or (z) in connection with the Company’s liquidation and the distribution of its assets upon its failure to consummate an Initial Business Combination (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s Board of Directors, in good faith) of any securities or other assets paid on each Ordinary Share in respect of such Extraordinary Dividend.

11.2 Adjustment for Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 12, the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Ordinary Shares.

11.3 Adjustment in Exercise Price. Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in subsections (a) and (b) of this Section 11, the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.

11.4 Reorganization of Company. In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than a change covered by subsection (a) or (b) of this Section 11 or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in Ordinary Shares covered by subsection (a) or (b) of this Section 11, then such adjustment shall be made pursuant to subsections (a), (b), this subsection (d) and (g) of Section 11. The provisions of this subsection (d) shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

11.5 Notice of Certain Transactions. In the event that the Company shall propose to (a) offer the holders of its Ordinary Shares rights to subscribe for or to purchase any securities convertible into Ordinary Shares or shares of any class or any other securities, rights or options, (b) issue any rights, options or warrants entitling the holders of Ordinary Shares to subscribe for Ordinary Shares or (c) make a tender offer, redemption offer or exchange offer with respect to the Ordinary Shares, the Company shall send to the Warrant holders a notice of such proposed action or offer. Such notice shall be mailed to the registered holders at their addresses as they appear in the Warrant register, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Ordinary Shares, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Ordinary Shares and on the number and kind of any other shares of stock and on other property, if any, and the number of Ordinary Shares and other property, if any, issuable upon exercise of each Warrant and the Exercise Price after giving effect to any adjustment pursuant to this Section 11 which would be required as a result of such action. Such notice shall be given as promptly as practicable after the board of directors has determined to take any such action and (x) in the case of any action covered by clause (a) or (b) above at least 10 days prior to the record date for determining the holders of the Ordinary Shares for purposes of such action or (y) in the case of any other such action at least 20 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Ordinary Shares, whichever shall be the earlier.

11.6 Warrant Agent’s Disclaimer. The Warrant Agent has no duty to determine when an adjustment under this Section 11 should be made, how it should be made or what it should be.

The Warrant Agent makes no representation as to the validity or value of any securities or assets issued upon exercise of Warrants. The Warrant Agent shall not be responsible for the Company’s failure to comply with this Section.

11.7 When Issuance May Be Deferred. In any case in which this Section 11 shall require that an adjustment in the number of Ordinary Shares issuable upon exercise of each Warrant be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event issuing to the holder of any Warrant exercised after such record date the Warrant Shares and other capital shares of the Company, if any, issuable upon such exercise over and above the Warrant Shares and other capital shares of the Company, if any, issuable upon such exercise on the basis of the number of Ordinary Shares issuable upon exercise of each Warrant; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional Warrant Shares and other capital shares upon the occurrence of the event requiring such adjustment.

11.8 Form of Warrants. Irrespective of any adjustments in the number or kind of shares issuable upon the exercise of the Warrants or the Exercise Price, Warrants theretofore or thereafter issued may continue to express the same number and kind of shares and Exercise Price as are stated in the Warrants initially issuable pursuant to this Agreement.

12. Fractional Interests. The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 12, be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall, upon such exercise, round up or down to the nearest whole number of number of Warrant Shares to be issued to the Warrant holder.

13. Notices to Warrant Holders. Upon every adjustment of the Exercise Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a

Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Section 11.1, 11.2, 11.3, and 11.4, then, in any such event, the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the warrant register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

14. Merger, Consolidation or Change of Name of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to all or substantially all the corporate trust or agency business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor warrant agent under the provisions of Section 16. In case at the time such successor to the Warrant Agent shall succeed to the agency created by this Agreement, and in case at that time any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor to the Warrant Agent; and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent whose name has been changed may adopt the countersignature under its prior name, and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name, and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

15. Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Agreement (and no implied duties or obligations shall be read into this Agreement against the Warrant Agent) upon the following terms and conditions, by all of which the Company and the holders of Warrants, by their acceptance thereof, shall be bound:

15.1 The statements contained herein and in the Warrant Certificates shall be taken as statements of the Company and the Warrant Agent assumes no responsibility for the correctness of any of the same except such as describe the Warrant Agent or action taken or to be taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrant Certificates except as herein otherwise provided.

15.2 The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Warrant Certificates to be complied with by the Company.

15.3 The Warrant Agent may consult at any time with counsel of its own selection (who may be counsel for the Company) and the Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel. The Warrant Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or through agents or attorneys and the Warrant Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

15.4 The Warrant Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Warrant Agent and conforming to the requirements of this Agreement. The Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate for any action taken in reliance on any Warrant Certificate, certificate of shares, notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument (whether in its original or facsimile form) believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

15.5 The Company agrees to pay to the Warrant Agent such compensation for all services rendered by the Warrant Agent in the administration and execution of this Agreement as the Company and the Warrant Agent shall agree in writing to reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Warrant Agent in the execution of this Agreement (including fees and expenses of its counsel) and to indemnify the Warrant Agent (and any predecessor Warrant Agent) and save it harmless against any and all claims (whether asserted by the

Company, a holder or any other person), damages, losses, expenses (including taxes other than taxes based on the income of the Warrant Agent), liabilities, including judgments, costs and counsel fees and expenses, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of its negligence or willful misconduct. The provisions of this Section 15.5 shall survive the expiration of the Warrants and the termination of this Agreement.

15.6 The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more registered holders of Warrant Certificates shall furnish the Warrant Agent with security and indemnity satisfactory to it for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as it may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent and any recovery of judgment shall be for the ratable benefit of the registered holders of the Warrants, as their respective rights or interests may appear.

15.7 The Warrant Agent, and any stockholder, director, officer or employee of it, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

15.8 The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable for anything that it may do or refrain from doing in connection with this Agreement except for its own negligence or willful misconduct. The Warrant Agent shall not be liable for any error of judgment made in good faith by it, unless it shall be proved that the Warrant Agent was negligent in ascertaining the pertinent facts. Notwithstanding anything in this Agreement to the contrary, in no event shall the Warrant Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the likelihood of the loss or damage and regardless of the form of the action.

15.9 The Warrant Agent shall not at any time be under any duty or responsibility to any holder of any Warrant Certificate to make or cause to be made any adjustment of the Exercise Price or number of the Warrant Shares or other securities or property deliverable as provided in this Agreement, or to determine whether any facts exist which may require any of such adjustments, or with respect to the nature or extent of any such adjustments, when made, or with respect to the method employed in making the same. The Warrant Agent shall not be accountable with respect to the validity or value or the kind or amount of any Warrant Shares or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or with respect to whether any such Warrant Shares or other securities will when issued be validly issued and fully paid and nonassessable, and makes no representation with respect thereto.

15.10 Notwithstanding anything in this Agreement to the contrary, neither the Company nor the Warrant Agent shall have any liability to any holder of a Warrant Certificate or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority prohibiting or otherwise restraining performance of such obligation; provided that (i) the Company must use its reasonable best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible and (ii) nothing in this Section 15.10 shall affect the Company’s obligation under Section 6.5 to use its best efforts to have a registration statement in effect covering the Warrant Shares issuable upon exercise of the Warrants and to maintain a current prospectus relating to those Warrant Shares.

15.11 Any application by the Warrant Agent for written instructions from the Company may, at the option of the Warrant Agent, set forth in writing any action proposed to be taken or omitted by the Warrant Agent under this Agreement and the date on and/or after which such action shall be taken or such omission shall be effective. The Warrant Agent shall not be liable for any action taken by, or omission of, the Warrant Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Warrant Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

15.12 No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights.

15.13 In addition to the foregoing, the Warrant Agent shall be protected and shall incur no liability for, or in respect of, any action taken or omitted by it in connection with its administration of this Agreement if such acts or omissions are not the result of the Warrant Agent’s reckless disregard of its duty, gross negligence or willful misconduct and are in reliance upon (i) the proper execution of the certification concerning beneficial ownership appended to the form of assignment and the form of the election attached hereto unless the Warrant Agent shall have actual knowledge that, as executed, such certification is untrue, or (ii) the non-execution of such certification including, without limitation, any refusal to honor any otherwise permissible assignment or election by reason of such non-execution.

16. Change of Warrant Agent. The Warrant Agent may at any time resign as Warrant Agent upon written notice to the Company. If the Warrant Agent shall become incapable of acting as Warrant Agent, the Company shall appoint a successor to such Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or of such incapacity by the Warrant Agent or by the registered holder of a Warrant Certificate, then the registered holder of any Warrant Certificate or the Warrant Agent may apply, at the expense of the Company, to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Pending appointment of a successor to such Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company.

The holders of a majority of the unexercised Warrants shall be entitled at any time to remove the Warrant Agent and appoint a successor to such Warrant Agent. If a Successor Warrant Agent shall not have been appointed within 30 days of such removal, the

Warrant Agent may apply, at the expense of the Company, to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Such successor to the Warrant Agent need not be approved by the Company or the former Warrant Agent. After appointment the successor to the Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the former Warrant Agent upon payment of all fees and expenses due it and its agents and counsel shall deliver and transfer to the successor to the Warrant Agent any property at the time held by it hereunder and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Failure to give any notice provided for in this Section 16, however, or any defect therein, shall not affect the legality or validity of the appointment of a successor to the Warrant Agent.

17. Notices to Company and Warrant Agent. Any notice or demand authorized by this Agreement to be given or made by the Warrant Agent or by the registered holder of any Warrant Certificate to or on the Company shall be sufficiently given or made when and if deposited in the mail, first class or registered, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

North Asia Investment Corporation

Jongro Tower 18F

6 Jongro 2-ga, Jongro-gu

Seoul, Republic of Korea

Attention: Chief Financial Officer

Facsimile: (822) 2198-3339

In case the Company shall fail to maintain such office or agency or shall fail to give such notice of the location or of any change in the location thereof, presentations may be made and notices and demands may be served at the principal corporate trust office of the Warrant Agent.

Any notice pursuant to this Agreement to be given by the Company or by the registered holder(s) of any Warrant Certificate to the Warrant Agent shall be sufficiently given when and if deposited in the mail, first-class or registered, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company) to the Warrant Agent as follows:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attention: Compliance Department

with a copy in each case to:

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Attn: David Alan Miller, Esq.

Facsimile: (212) 818-8881

and

Bingham McCutchen LLP

399 Park Avenue

New York, New York 10022

Attn: Ann F. Chamberlain, Esq.

Facsimile: (212) 702-3604

and

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Attn: David Spivak

Facsimile: (212) 723-8871

18. Supplements and Amendments. The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any holders of Warrant Certificates in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not in any way adversely affect the interests of the holders of Warrant Certificates theretofore issued. Upon the delivery of a certificate from an appropriate officer of the Company that states that the proposed supplement or amendment is in compliance with the terms of this Section 18, the Warrant Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the prior written consent of the Warrant Agent must be obtained in connection with any supplement or amendment that alters the rights or duties of the Warrant Agent. The Company and the Warrant Agent may amend any provision herein with the consent of the holders of Warrants exercisable for a majority of the Warrant Shares issuable on exercise of all outstanding Warrants that would be affected by such amendment; provided that any amendment affecting the Public Warrants must be approved by the holders of a majority of the Public Warrants; provided, further, that any supplement or amendment that would adversely affect the interests of holders of Warrants requires the consent of each holder adversely affected thereby.

19. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

20. Termination. This Agreement will terminate on any earlier date if all Warrants have been exercised or expired without exercise. The provisions of Section 15 hereof shall survive such termination.

21. Governing Law. This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of said State. The parties agree that, all actions and proceedings arising out of this Agreement or any of the transactions contemplated hereby, shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

22. Benefits of This Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Warrant Agent and the registered holders of the Warrant Certificates any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the registered holders of the Warrant Certificates.

23. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Each party may rely upon a facsimile counterpart of this Agreement executed and delivered by the other party as if such counterpart were an original counterpart.

24. Force Majeure. In no event shall the Warrant Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

NORTH ASIA INVESTMENT CORPORATION

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

EXHIBIT A

A-2

EXHIBIT B

LEGEND FOR PRIVATE WARRANTS

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (INCLUDING THE ORDINARY SHARES OF THE COMPANY ISSUABLE UPON EXERCISE OF SUCH SECURITIES) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SET FORTH IN THE WARRANT AGREEMENT REFERRED TO HEREIN.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND ORDINARY SHARES OF THE COMPANY ISSUABLE UPON EXERCISE OF SUCH SECURITIES WILL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

No.	Warrants